Exhibit 99.1

Team Financial, Inc.

NEWS

FOR IMMEDIATE RELEASE	For More Information Contact:
Michael L. Gibson
President of Investments/CFO
Team Financial, Inc.
(913) 294-9667
mike.gibson@teamfinancialinc.com
http://www.teamfinancialinc.com

Team Financial, Inc. Announces Quarterly Results

PAOLA, Kansas, February 10, 2006 – Team Financial, Inc. (the Company, Nasdaq: TFIN) today announced net income of $1,234,000, or $.31 basic and $.30 diluted income per share, for the three months ended December 31, 2005, an increase of  $390,000, or 46%, compared to $844,000, or $.21 basic and diluted income per share, for the three months ended December 31, 2004.  Net income for the year ended December 31, 2005 was $3,970,000, or $.98 basic and $.97 diluted income per share, an increase of 11%, compared to $3,578,000, or $.88 basic and $.87 diluted income per share, for the year ended December 31, 2004.

As previously disclosed, the Company recorded a loss on the sale of its insurance agency subsidiary during the second quarter of 2005 of approximately $164,000.  The subsidiary was sold effective December 31, 2004.  The loss on the sale of the subsidiary is reported net of the tax effect in discontinued operations.  For the year ended December 31, 2005, net loss of the discontinued operations was $108,000, compared to a net loss of $218,000 for the year ended December 31, 2004.

Net income from continuing operations for the three months ended December 31, 2005 was $1,234,000, or $.31 basic and $.30 diluted income per share, compared to $1,133,000 or $.28 basic and diluted income per share for the three months ended December 31, 2004, an increase of approximately $101,000, or 9%.  Net income from continuing operations for the year ended December 31, 2005 was $4,078,000 or $1.01 basic and $1.00 diluted income per share compared to $3,796,000 for the year ended December 31, 2004 or $.93 basic and diluted income per share, an increase of approximately $282,000, or 7%.

The primary reasons for the increased net income from continuing operations for the quarter ended December 31, 2005 were an increase in net interest income of approximately $591,000, or 12%, and a decrease in the provision for loan losses of $499,000, offset by increases in non-interest expense of $602,000 and income tax expense of $263,000.  The increased net interest income is due to increases in loans and net yields.  For the quarter, the net interest margin was 3.73% compared to 3.60% for the fourth quarter of 2004.  The provision for loan losses is down due primarily to improved credit quality and lower net charge-offs.  The increase in non-interest expense is due primarily to increased salary and benefits expense of $495,000.  Income tax expense, although higher than 2004, is less than expected, based on statutory rates, due primarily to non-taxable income from municipal securities and bank owned life insurance.  In addition, the reversal of previously provided tax reserves from closed tax years reduced tax expense by $174,000 in the fourth quarter of 2005 and $291,000 in the fourth quarter of 2004.

The primary reasons for the increased net income from continuing operations for the year ended December 31, 2005 were an increase in net interest income of $1,982,000 and a decrease in the provision for loan losses of $645,000, offset by a decrease in non-interest income of $444,000, an increase in non-interest expense of $1,179,000 and an increase in income tax expense of $722,000.  The increased net interest income is due to increases in loans and net yields.  For 2005, the net interest margin was 3.64% compared to 3.49% for 2004.  Non-interest income is down primarily due to lower gain on sale of mortgage loans.  Non-interest expense is up due primarily to higher salaries and benefits, data processing and professional fees expenses.  Income tax expense, although higher than 2004, is less than expected, based on statutory rates, due primarily to non-taxable income from municipal securities and bank owned life insurance.  In addition, the reversal of previously provided tax reserves reduced tax expense by $174,000 in 2005 and $456,000 in 2004.

Loans receivable increased approximately $41,410,000 to $420,181,000 at December 31, 2005 compared to $378,771,000 at December 31, 2004.  This increase was primarily due to an increase in the real estate loan portfolio.

“The more than $41 million in loan growth and 15 basis point increase in our net interest margin in 2005 show that our continued focus on controlled growth, particularly in the commercial real estate sector, has been successful.  We plan to continue that controlled growth by utilizing our current branch structure and supplementing it with the opening of a branch in Falcon, Colorado in late 2006 or early 2007.  In 2005, we experienced several charges that we don’t anticipate reoccurring, such as the $214,000 summary judgment in Nebraska that we are appealing, and the previously reported adjustment related to the sale of Team Insurance Group of $164,000.  We also incurred significant recruitment expenses as part of our initiative to get top-quality loan officers in our branches to help position us for future growth,” stated Robert J. Weatherbie, Chief Executive Officer.

Team Financial, Inc. is a financial services company with approximately $697,000,000 in total assets.  It operates in the Kansas City metropolitan area, southeastern Kansas, western Missouri, the Omaha, Nebraska metropolitan area, and in the Colorado Springs, Colorado metropolitan area.  Services provided by continuing operations include a full range of consumer and corporate banking services, including small business loans, mortgage loans, trust services, and investment and brokerage services.  For additional information on Team Financial, Inc., visit its Web site at http://www.teamfinancialinc.com or call 913-294-9667.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to acquisition strategies, risk of loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the Company’s control.

Team Financial, Inc. And Subsidiaries

Unaudited Consolidated Statements of Financial Condition

(Dollars In Thousands)

	December 31, 2005	December 31, 2004
Assets
Cash and due from banks	$14,592	$13,718
Federal funds sold and interest bearing bank deposits	19,768	21,023
Cash and cash equivalents	34,360	34,741

Investment securities:
Available for sale, at fair value (amortized cost of $192,388 and $190,369 at December 31, 2005 and 2004, respectively)	190,409	191,842

Total investment securities	190,409	191,842

Loans receivable, net of unearned fees	420,181	378,771
Allowance for loan losses	(5,424)	(4,898)
Net loans receivable	414,757	373,873

Accrued interest receivable	4,607	3819
Premises and equipment, net	16,359	15,317
Assets acquired through foreclosure	455	408
Goodwill	10,700	10,700
Intangible assets, net of accumulated amortization	3,223	3,811
Bank owned life insurance	19,173	18,460
Other assets	2,486	2,830
Assets of discontinued operations	—	8,282

Total assets	$696,529	$664,083

Liabilities and Stockholders’ Equity
Deposits:
Checking deposits	$186,791	$183,650
Savings deposits	31,944	32,749
Money market deposits	46,465	49,931
Certificates of deposit	242,678	201,620
Total deposits	507,878	467,950
Federal funds purchased and securities sold under agreements to repurchase	4,036	5,669
Federal Home Loan Bank advances	111,131	111,915
Notes payable and other borrowings	202	3,544

Subordinated debentures	16,005	16,005
Accrued expenses and other liabilities	3,928	4,864
Liabilities of discontinued operations	—	1,282

Total liabilities	643,180	611,229

Stockholders’ Equity:
Preferred stock, no par value, 10,000,000 shares authorized, no shares issued	—	—
Common stock, no par value, 50,000,000 shares authorized; 4,499,470 and 4,496,753 shares issued; 4,034,995 and 4,034,178 shares outstanding at December 31, 2005 and December 31, 2004, respectively	27,880	27,849
Capital surplus	417	306
Retained earnings	30,941	28,264
Treasury stock, 464,475 and 462,575 shares of common stock at cost at December 31, 2005, and December 31, 2004, respectively	(4,583)	(4,537)
Accumulated other comprehensive income (loss)	(1,306)	972

Total stockholders’ equity	53,349	52,854

Total liabilities and stockholders’ equity	$696,529	$664,083

Team Financial, Inc. And Subsidiaries

Unaudited Consolidated Statements of Operations

(Dollars In Thousands, Except Per Share Data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2005	2004	2005	2004
Interest Income:
Interest and fees on loans	$7,637	$6,146	$27,778	$23,308
Taxable investment securities	1,869	1,848	7,352	7,364
Nontaxable investment securities	279	294	1,168	1,203
Other	94	33	311	100

Total interest income	9,879	8,321	36,609	31,975

Interest Expense:
Deposits
Checking deposits	336	173	1,124	570
Savings deposits	56	52	222	212
Money market deposits	183	136	627	493
Certificates of deposit	2,047	1,221	6,823	4,630
Federal funds purchased and securities sold under agreements to repurchase	29	61	136	143
FHLB advances payable	1,181	1,190	4,696	4,865
Notes payable/other borrowings	4	36	62	125
Subordinated debentures	388	388	1,553	1,553

Total interest expense	4,224	3,257	15,243	12,591

Net interest income before provision for loan losses	5,655	5,064	21,366	19,384

Provision for loan losses	(145)	(644)	(820)	(1,465)

Net interest income after provision for loan losses	5,510	4,420	20,546	17,919

Non-Interest Income:
Service charges	960	1,024	3,891	3,952
Trust fees	173	173	702	664
Gain on sales of mortgage loans	220	303	887	1,264
Gain (loss) on sales of investment securities	(1)	4	(1)	(50)
Bank Owned Life Insurance income	217	198	842	821
Other	377	368	1,385	1,499

Total non-interest income	1,946	2,070	7,706	8,150

Non-Interest Expenses:
Salaries and employee benefits	3,145	2,650	11,406	10,638
Occupancy and equipment	687	734	2,759	2,765
Data processing	714	644	2,851	2,528
Professional fees	347	272	1,348	1,179
Marketing	125	81	378	355
Supplies	63	114	322	378
Intangible asset amortization	152	185	616	798
Other	854	805	3,550	3,410

Total non-interest expenses	6,087	5,485	23,230	22,051

Income from continuing operations before income taxes	1,369	1,005	5,022	4,018

Income tax expense (benefit)	135	(128)	944	222

Net income from continuing operations	$1,234	$1,133	$4.078	$3,796
Net loss from discontinued operations, net of tax	—	(289)	(108)	(218)
Net income	$1,234	$844	$3,970	$3,578

Basic income per share from continuing operations	$0.31	$0.28	$1.01	$0.93
Diluted income per share from continuing operations	$0.30	$0.28	$1.00	$0.93
Basic loss per share from discontinued operations	$—	$(0.07)	$(0.03)	$(0.05)
Diluted loss per share from discontinued operations	$—	$(0.07)	$(0.03)	$(0.05)
Basic income per share	$0.31	$0.21	$0.98	$0.88
Diluted income per share	$0.30	$0.21	$0.97	$0.87

Shares applicable to basic income per share	4,035,218	4,016,685	4,038,097	4,060,587
Shares applicable to diluted income per share	4,091,480	4,050,376	4,094,793	4,094,714

Team Financial, Inc. And Subsidiaries

Unaudited Selected Ratios and Other Data

	As of and For Three Months Ended December 31		As of and For Twelve Months Ended December 31
Selected Data	2005	2004	2005	2004
Performance Ratios

Return On Average Assets	0.71%	0.51%	0.59%	0.55%

Return On Average Equity	9.20%	6.36%	7.46%	6.84%

Average Equity To Average Assets	7.76%	8.02%	7.90%	8.04%

Net Interest Margin On Average Earning Assets During The Period (Tax Equivalent)	3.73%	3.60%	3.64%	3.49%

Efficiency Ratio (a)(c)	80.08%	84.89%	79.91%	83.56%

Book Value Per Share	$13.22	$13.10

Tangible Book Value Per Share (b)(c)	$9.87	$8.01

Asset Quality Ratios

Non Performing Loans As A Percent Of Total Loans	1.09%	0.73%

Non Performing Assets As A Percent Of Total Assets	0.72%	0.48%

Allowance For Loan Losses As A Percent Of Total Loans	1.29%	1.29%

Allowance For Loan Losses As A Percent Of Non-Performing Loans	118.38%	177.85%

(a)  Calculated as non-interest expense/(net interest income plus non-interest income)

(b) Calculated as (stockholders equity less goodwill, less intangible assets, net of accumulated amortization plus mortgage servicing rights) divided by shares outstanding.

(c)  Computation includes the corresponding components of discontinued operations.